Exhibit 99.1

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Fiona McKone, VP — Finance
Crown Castle International Corp.
713-570-3050
CROWN CASTLE INTERNATIONAL REPORTS
FIRST QUARTER 2011 RESULTS
April 27, 2011 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended March 31, 2011.
“We had a good first quarter, exceeding our Outlook for site rental revenue, Adjusted EBITDA and recurring cash flow,” stated Ben Moreland, President and Chief Executive Officer. “Site rental revenue grew 10%, adjusted for non-recurring items, and US services revenues grew 14%, compared to the same period in 2010. I am excited about our position relative to the deployment of the mobile Internet across a number of devices and wireless networks. With the largest tower portfolio in the most populated cities in the US and the highest level of customer service in our industry, we have a unique ability to benefit from the growth in mobile data services. We are benefiting from these mobile data deployments in our results, and I believe it is still early days in this next generation of wireless demand.”
CONSOLIDATED FINANCIAL RESULTS
Total revenue for the first quarter of 2011 increased 12% to $499 million from $444 million in the same period in 2010. Site rental revenue for the first quarter of 2011 increased $49 million, or 12%, to $456 million from $407 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $45 million, or 15%, to $338 million in the first quarter of 2011 from $293 million in the same period in 2010. Adjusted EBITDA for the first quarter of 2011 increased $45 million, or 16%, to $319 million from $274 million in the same period in 2010.

News Release continued:
Recurring cash flow, defined as Adjusted EBITDA less interest expense and sustaining capital expenditures, increased 27% to $190 million for the first quarter of 2011, compared to $149 million in the first quarter of 2010. Diluted weighted average common shares outstanding were 289.0 million for the first quarter of 2011, compared to 288.5 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by diluted weighted average common shares outstanding, grew 27% to $0.66 in the first quarter of 2011, compared to $0.52 in the first quarter of 2010.
Net income attributable to CCIC stockholders increased $159 million to $40 million for the first quarter of 2011, compared to net loss attributable to CCIC stockholders of $119 million for the same period in 2010. Net income attributable to CCIC stockholders after deduction of dividends on preferred stock was $35 million in the first quarter of 2011, compared to net loss attributable to CCIC stockholders after deduction of dividends on preferred stock of $125 million for the same period in 2010. Net income attributable to CCIC common stockholders per common share was $0.12 for the first quarter of 2011, compared to net loss attributable to CCIC common stockholders per common share of $0.43 in the first quarter 2010.
FINANCING AND INVESTING ACTIVITIES
“We are pleased to have resumed purchasing our common shares, investing approximately 30% of our first quarter 2011 recurring cash flow in this activity,” stated Jay Brown, Chief Financial Officer of Crown Castle. “Further, we continue to see attractive investment opportunities in our distributed antenna systems business and believe this has the potential to be a meaningful component of our long-term organic revenue growth. In the near term, consistent with some of the recent announcements by US wireless operators, the vast majority of our leasing activity is coming from the two largest wireless carriers in the US and a large number of relatively small wireless operators. Our full year 2011 Outlook assumes that the leasing activity for the balance of 2011 remains similar to the activity that we saw in the first quarter. We believe that we are likely to see an increase in leasing activity as we enter 2012, as well as an increase in the diversity of customers for that leasing activity. As shown in our 2011 Outlook, we expect to produce an additional $540 million of recurring cash flow for the balance of 2011, which we expect to invest in activities that we believe will maximize long-term cash flow per share.”
During the first quarter of 2011, Crown Castle invested approximately $52 million in capital expenditures, comprised of $22 million of land purchases, $3 million of sustaining capital expenditures and $27 million of revenue generating capital expenditures, the latter consisting of $16 million on existing sites and $11 million on the construction of new sites.

News Release continued:
Also, during the first quarter of 2011, Crown Castle purchased approximately 1.0 million of its common shares using $42.2 million in cash at an average price of $41.14 per share. In addition, in April 2011, Crown Castle purchased approximately 0.2 million of its common shares using $10.3 million in cash at an average price of $41.86 per share. Pro forma for the common shares purchased in April 2011, diluted common shares outstanding at March 31, 2011 were 288.9 million. Since January 2003, Crown Castle has spent $2.4 billion to purchase approximately 93.9 million of its common shares and potential shares, at an average price of $25.86 per share.
Crown Castle repaid $50 million of the revolving credit facility during the first quarter of 2011. Since April 1, 2011, Crown Castle has repaid an additional $15 million of the revolving credit facility. Pro forma for the purchase of its common shares, and after taking into account the aforementioned revolver repayments, Crown Castle had approximately $57 million in cash and cash equivalents (excluding restricted cash) as of March 31, 2011, and $308 million of availability under its revolving credit facility.
IMPACT OF NON-RECURRING ITEMS AND FOREIGN EXCHANGE RATE
First quarter 2011 site rental revenue benefited from $6.7 million in unexpected, non-recurring items comprised primarily of the non-cash impact related to licenses that were expected to, but did not, terminate as a result of carrier consolidation, and a termination fee related to a take-or-pay arrangement with a customer. In addition, site rental revenue also benefited by $2.6 million due to an 11% increase in the Australian dollar to US dollar exchange rate compared to our Outlook for exchange rates provided in January 2011. Further, first quarter 2011 Adjusted EBITDA benefited from the aforementioned $6.7 million in non-recurring items and $2 million due to the increase in the Australian dollar to US dollar exchange rate.

News Release continued:
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).
The following Outlook table is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 1.00 US dollar to 1.00 Australian dollar for second quarter 2011. The second half of the year assumes a US dollar to Australian dollar exchange rate of 0.90 US dollars to 1.00 Australian dollar.
The following table sets forth Crown Castle’s current Outlook for the second quarter and full year 2011:

(in millions, except per share amounts)	Second Quarter 2011	Full Year 2011
Site rental revenues	$450 to $455	$1,815 to $1,835
Site rental cost of operations	$118 to $123	$470 to $490
Site rental gross margin	$330 to $335	$1,335 to $1,355
Adjusted EBITDA	$311 to $316	$1,248 to $1,268
Interest expense and amortization of deferred financing costs(a)(b)	$124 to $129	$499 to $509
Sustaining capital expenditures	$5 to $7	$20 to $25
Recurring cash flow	$178 to $183	$721 to $741
Net income (loss) after deduction of dividends on preferred stock	$11 to $40	$70 to $155
Net income (loss) per share — diluted(c)	$0.04 to $0.14	$0.24 to $0.54

(a)	Inclusive of $26 million and $104 million, respectively, of non-cash expense.

(b)	Approximately $18 million and $72 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(c)	Represents net income (loss) per common share, based on 289.1 million diluted shares outstanding as of March 31, 2011.

News Release continued:
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, April 28, 2011, at 10:30 a.m. eastern time. The conference call may be accessed by dialing 480-629-9772 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, April 28, 2011, through 11:59 p.m. eastern time on Thursday, May 5, 2011, and may be accessed by dialing 303-590-3030 using access code 4431675. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

News Release continued:
Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.
Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, interest expense and amortization of deferred financing costs, gains (losses) on purchases and redemptions of debt, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest and other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense. Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).
Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).
Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including other companies in the tower sector. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:
Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended March 31, 2011 and 2010 are computed as follows:

	For the Three Months Ended
	March 31,	March 31,
(in millions, except per share amounts)	2011	2010
Net income (loss)	$40.1	$(119.4)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	4.4	1.6
Acquisition and integration costs	0.6	—
Depreciation, amortization and accretion	137.3	132.9
Interest expense and amortization of deferred financing costs	126.7	120.8
Gains (losses) on purchases and redemption of debt	—	66.4
Net gain (loss) on interest rate swaps	—	73.3
Interest and other income (expense)	0.4	(0.4)
Benefit (provision) for income taxes	(0.8)	(10.3)
Stock-based compensation expense	10.7	9.4

Adjusted EBITDA	$319.3	$274.3

Less: Interest expense and amortization of deferred financing costs	126.7	120.8
Less: Sustaining capital expenditures	3.1	4.6

Recurring cash flow	$189.5	$148.9

Weighted average common shares outstanding — diluted	289.0	288.5
Recurring cash flow per share	$0.66	$0.52

News Release continued:
Other Calculations:
Adjusted EBITDA and recurring cash flow for the quarter ending June 30, 2011 and the year ending December 31, 2011 are forecasted as follows:

	Q2 2011	Full Year 2011
(in millions)	Outlook	Outlook
Net income (loss)	$16 to $45	$91 to $176
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$3 to $6	$13 to $23
Gains (losses) on purchases and redemptions of debt	—	—
Depreciation, amortization and accretion	$135 to $140	$539 to $559
Acquisition and integration costs	$0 to $2	$1 to $3
Interest and other income (expense)	$(1) to $1	$(4) to $4
Interest expense and amortization of deferred financing costs(a)(b)	$124 to $129	$499 to $509
Benefit (provision) for income taxes	$3 to $8	$13 to $23
Stock-based compensation expense	$7 to $9	$31 to $36

Adjusted EBITDA	$311 to $316	$1,248 to $1,268

Less: Interest expense and amortization of deferred financing costs(a)(b)	$124 to $129	$499 to $509
Less: Sustaining capital expenditures	$5 to $7	$20 to $25

Recurring cash flow	$178 to $183	$721 to $741

(a)	Inclusive of approximately $26 million and $104 million, respectively, of non-cash expense.

(b)	Approximately $18 million and $72 million, respectively, of the total non-cash expense relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.
The components of interest expense and amortization of deferred financing costs are as follows:

	For the Three Months Ended
	March 31,	March 31,
(in millions)	2011	2010
Interest expense on debt obligations	$100.9	$101.9
Amortization of deferred financing costs	3.7	3.9
Amortization of discounts on long-term debt	3.9	3.5
Amortization of interest rate swaps	17.9	11.0
Other	0.3	0.5

	$126.7	$120.8

The components of interest expense and amortization of deferred financing costs are forecasted as follows:

	Q2 2011	Full Year 2011
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$99 to $102	$397 to $402
Amortization of deferred financing costs	$3 to $4	$14 to $16
Amortization of discounts on long-term debt	$3 to $4	$15 to $17
Amortization of interest rate swaps	$17 to $20	$69 to $74
Other	$0 to $1	$1 to $3

	$124 to $129	$499 to $509

News Release continued:
Debt balances and maturity dates as of March 31, 2011:

(in millions)	Face Value	Final Maturity
Revolver	$107.0	September 2013
2007 Crown Castle Operating Company Term Loan	624.0	March 2014
9% Senior Notes Due 2015	866.9	January 2015
7.5% Senior Notes Due 2013	0.1	December 2013
7.75% Senior Secured Notes Due 2017	1,000.4	May 2017
7.125% Senior Notes Due 2019	500.0	November 2019
Senior Secured Notes, Series 2009-1(a)	229.3	Various
Senior Secured Tower Revenue Notes, Series 2010-1 to 2010-3(b)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4 to 2010-6(c)	1,550.0	Various
Capital Leases and Other Obligations	39.5	Various

Total Debt	$6,817.2
Less: Cash and Cash Equivalents(d)	(82.3)

Net Debt	$6,734.9

(a)
The 2009 Securitized Notes consist of $159.3 million of principal as of March 31, 2011 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(b)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(c)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(d)	Excludes restricted cash.
Sustaining capital expenditures for the quarters ended March 31, 2011 and 2010 is computed as follows:

	For the Three Months Ended
	March 31,	March 31,
(in millions)	2011	2010
Capital Expenditures	$52.6	$36.9
Less: Land purchases	22.3	20.2
Less: Tower improvements and other	16.1	9.3
Less: Construction of towers	11.1	2.8

Sustaining capital expenditures	$3.1	$4.6

Site rental gross margin for the quarter ending June 30, 2011 and for the year ending December 31, 2011 is forecasted as follows:

	Q2 2011	Full Year 2011
(in millions)	Outlook	Outlook
Site rental revenue	$450 to $455	$1,815 to $1,835
Less: Site rental cost of operations	$118 to $123	$470 to $490

Site rental gross margin	$330 to $335	$1,335 to $1,355

News Release continued:
Cautionary Language Regarding Forward-Looking Statements
This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) demand for our towers and services and the level and composition of leasing activity, (ii) opportunities for the expansion and growth of our business, including through DAS, (iii) our investments of cash from cash flows and other sources, including the availability and type of investments and the impact and return on our investments, (iv) currency exchange rates, (v) site rental revenues, (vi) site rental cost of operations, (vii) site rental gross margin, (viii) Adjusted EBITDA, (ix) interest expense and amortization of deferred financing costs, (x) capital expenditures, including sustaining capital expenditures, (xi) recurring cash flow, including on a per share basis, (xii) net income (loss), including on a per share basis, and (xiii) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:
•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues and reduce demand for our towers and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	A wireless communications industry slowdown or reduction in carrier network investment may materially and adversely affect our business (including reducing demand for our towers and network services).

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our towers, including the land under our towers, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$82,320	$112,531
Restricted cash	230,431	221,015
Receivables, net	53,671	59,912
Deferred income tax assets	60,423	59,098
Prepaid expenses, deferred site rental receivables and other current assets, net	89,226	92,589

Total current assets	516,071	545,145
Property and equipment, net	4,854,182	4,893,651
Goodwill	2,029,316	2,029,296
Other intangible assets, net	2,274,152	2,313,929
Deferred site rental receivables, long-term prepaid rent, deferred financing costs and other assets, net	723,473	687,508

	$10,397,194	$10,469,529

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$164,647	$210,075
Deferred revenues	198,521	202,123
Current maturities of debt and other obligations	29,562	28,687

Total current liabilities	392,730	440,885
Debt and other long-term obligations	6,702,793	6,750,207
Deferred income tax liabilities	66,007	66,686
Deferred ground lease payable and other liabilities	455,855	450,176

Total liabilities	7,617,385	7,707,954
Redeemable preferred stock	316,813	316,581
CCIC Stockholders’ equity	2,462,892	2,445,373
Noncontrolling interest	104	(379)

Total equity	2,462,996	2,444,994

	$10,397,194	$10,469,529

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Net revenues:
Site rental	$456,196	$406,872
Network services and other	42,843	37,455

Total net revenues	499,039	444,327

Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	118,415	113,755
Network services and other	27,224	26,296
General and administrative	44,744	39,473
Asset write-down charges	4,401	1,562
Acquisition and integration costs	554	—
Depreciation, amortization and accretion	137,273	132,868

Total operating expenses	332,611	313,954

Operating income (loss)	166,428	130,373
Interest expense and amortization of deferred financing costs	(126,686)	(120,781)
Gains (losses) on purchases and redemptions of debt	—	(66,434)
Net gain (loss) on interest rate swaps	—	(73,276)
Interest and other income (expense)	(435)	379

Income (loss) before income taxes	39,307	(129,739)
Benefit (provision) for income taxes	817	10,339

Net income (loss)	40,124	(119,400)
Less: Net income (loss) attributable to the noncontrolling interest	107	(125)

Net income (loss) attributable to CCIC stockholders	40,017	(119,275)
Dividends on preferred stock .	(5,201)	(5,201)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$34,816	$(124,476)

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.12	$(0.43)
Diluted	$0.12	$(0.43)

Weighted average common shares outstanding (in thousands):
Basic	286,998	288,451
Diluted	289,005	288,451

Adjusted EBITDA	$319,321	$274,251

News Release continued:

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$40,124	$(119,400)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	137,273	132,868
Gains (losses) on purchases and redemptions of long-term debt	—	66,434
Amortization of deferred financing costs and other non-cash interest	25,801	18,871
Stock-based compensation expense	9,496	8,263
Asset write-down charges	4,401	1,562
Deferred income tax benefit (provision)	(2,012)	(13,767)
Income (expense) from forward-starting interest rate swaps	—	73,276
Other adjustments, net	180	839
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(42,254)	(47,129)
Decrease (increase) in assets	(45,495)	(37,560)

Net cash provided by (used for) operating activities	127,514	84,257

Cash flows from investing activities:
Proceeds from disposition of property and equipment	293	1,742
Payments for acquisition of businesses, net of cash acquired	(435)	—
Capital expenditures	(52,650)	(36,863)
Payments for investments and other	—	(21,800)

Net cash provided by (used for) investing activities	(52,792)	(56,921)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,900,000
Proceeds from issuance of capital stock	651	6,825
Principal payments on long-term debt and other long-term obligations	(8,521)	(4,231)
Purchases and redemptions of long-term debt	—	(2,149,653)
Purchases of capital stock	(42,225)	(108,726)
Payments under revolving credit agreements	(50,000)	—
Payments for financing costs	—	(31,358)
Payments for forward-starting interest rate swap settlements	—	(55,900)
Net decrease (increase) in restricted cash	(526)	51,976
Dividends on preferred stock	(4,969)	(4,969)

Net cash provided by (used for) financing activities	(105,590)	(396,036)

Effect of exchange rate changes on cash	657	50
Net increase (decrease) in cash and cash equivalents	(30,211)	(368,650)
Cash and cash equivalents at beginning of period	112,531	766,146

Cash and cash equivalents at end of period	$82,320	$397,496

Supplemental disclosure of cash flow information:
Interest paid	$111,554	$116,397
Income taxes paid	642	1,397

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in millions)

	Quarter Ended 6/30/10			Quarter Ended 9/30/10			Quarter Ended 12/31/10			Quarter Ended 3/31/11
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$388.0	$21.7	$409.6	$414.3	$22.8	$437.1	$421.9	$25.3	$447.2	$430.6	$25.6	456.2
Services	44.3	2.2	46.5	42.5	2.3	44.8	46.4	2.7	49.1	37.7	5.2	42.8

Total Revenues	432.2	23.9	456.1	456.8	25.1	481.9	468.3	28.0	496.3	468.3	30.7	499.0

Operating Expenses
Site Rental	108.7	6.8	115.5	109.0	7.3	116.2	113.2	8.5	121.7	110.4	8.0	118.4
Services	28.5	1.4	29.9	25.2	1.6	26.8	29.7	1.6	31.3	24.0	3.3	27.2

Total Operating Expenses	137.2	8.2	145.4	134.2	8.8	143.0	142.8	10.1	152.9	134.4	11.3	145.6

General & Administrative	36.9	3.7	40.6	37.5	3.9	41.4	39.0	4.9	43.9	39.6	5.1	44.7

Add: Stock-Based Compensation	9.9	0.0	9.9	8.0	0.6	8.7	10.4	1.6	11.9	9.5	1.2	10.7

Adjusted EBITDA	$268.1	$12.0	$280.1	$293.2	$12.9	$306.1	$296.8	$14.6	$311.4	$303.8	$15.5	$319.3

	Quarter Ended 6/30/10			Quarter Ended 9/30/10			Quarter Ended 12/31/10			Quarter Ended 3/31/11
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	72%	69%	72%	74%	68%	73%	73%	66%	73%	74%	69%	74%
Services	36%	36%	36%	41%	31%	40%	36%	42%	36%	36%	37%	36%

Adjusted EBITDA Margin	62%	50%	61%	64%	52%	64%	63%	52%	63%	65%	50%	64%
Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	6/30/2010	9/30/2010	12/31/2010	3/31/2011
Net income (loss)	$(97.6)	$(135.2)	$40.9	$40.1
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	2.6	4.4	5.1	4.4
Acquisition and integration costs	0.3	0.9	1.0	0.6
Depreciation, amortization and accretion	134.4	136.2	137.3	137.3
Gains (losses) on purchases and redemptions of debt	—	71.9	—	—
Interest and other income (expense)	0.2	(0.8)	(0.6)	0.4
Net gain (loss) on interest rate swaps	114.6	104.4	(5.9)	—
Interest expense, amortization of deferred financing costs	120.3	123.2	125.9	126.7
Benefit (provision) for income taxes	(4.7)	(7.6)	(4.2)	(0.8)
Stock-based compensation	9.9	8.7	11.9	10.7

Adjusted EBITDA	$280.1	$306.1	$311.4	$319.3

Note: Components may not sum to total due to rounding.

CCI FACT SHEET Q1 2010 to Q1 2011
dollars in millions

	Q1 ’10		Q1 ’11		% Change
CCUSA
Site Rental Revenues	$384.0		$430.6		12%
Ending Sites	22,338		22,251		0%

CCAL
Site Rental Revenues	$22.8		$25.6		12%
Ending Sites	1,592		1,596		0%

TOTAL CCIC
Site Rental Revenues	$406.9		$456.2		12%
Ending Sites	23,930		23,847		0%

Ending Cash and Cash Equivalents	$397.5	*	$82.3	*

Total Face Value of Debt	$6,488.0		$6,817.2

Net Leverage Ratios (1)
Net Debt / EBITDA	5.6X		5.3X
Last Quarter Annualized Adjusted EBITDA	$1,097.0		$1,277.3

*	Excludes Restricted Cash

(1)	Based on Face Values
Note: Components may not sum to total due to rounding.